EXHIBIT 99.1

For information contact:
Investor:  Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519 729 7998 or ir@mdsi.ca
Media:  Robin Jones, MDSI Mobile Data Solutions Inc., 604 207 6111 or pr@mdsi.ca

NEWS RELEASE

MDSI Clarifies Media Reports

RICHMOND, B.C. (September 23, 2003) — MDSI Mobile Data Solutions Inc. (Nasdaq:MDSI)(TSX:MMD) clarified that contrary to information in certain media reports today, the Company is not aware of any entity currently preparing a hostile bid to acquire the Company.

The Company confirms that it has received several expressions of interest from various parties. As announced yesterday, MDSI’s Board has engaged Bear Stearns as its financial advisor to evaluate these opportunities as well as other potential business combinations, financing and other strategic alternatives to help the Company offer enhanced products and services to its customers and maximize shareholder value.

About MDSI

MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

Statements included with this press release, which are not historical in nature, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. These forward looking statements include statements related to potential business combinations, financing and other strategic alternatives and the Company’s ability to offer enhanced products and services to its customers and maximize shareholder value. Actual results may differ materially from the Company’s expectations and readers are cautioned against placing undue reliance on forward looking statement.